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                                                                     EXHIBIT 4.5

[LOGO] FSA
       Financial Security Assurance Inc.




                                                                   July 31, 2001
C. Edward Chaplin
The Prudential Insurance Company of America
751 Broad Street, 6th Fl.
Newark, NJ 07102

Re:  Up to $1.75 Billion of IHC Debt to be issued by Prudential Holdings, LLC
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Dear Mr. Chaplin:

     This letter, upon acceptance by you in the manner indicated herein, constitutes the commitment (the "Commitment") of Financial Security Assurance Inc. ("FSA") to issue a financial guaranty insurance policy (the "Policy", for the avoidance of doubt, the term "Policy" shall include any endorsement thereto) insuring scheduled payments on the above-referenced securities (the "Securities") evidencing debt (the "IHC Debt") to be issued by Prudential Holdings, LLC (the "Issuer") as described in greater detail in the Term Sheet attached hereto as Annex A (the "Term Sheet"). FSA will also guarantee the Issuer's net scheduled payments on one or more swaps to be entered into by the Issuer with Prudential Global Funding, Inc. ("Global Funding"), as described in greater detail in the Term Sheet. With respect to the swaps Global Funding will have or will put in place support or guarantee arrangements with Prudential Funding LLC ("Prudential Funding") or with The Prudential Insurance Company of America ("Prudential Insurance"), reasonably likely to provide the ratings levels to the swap that Prudential Funding currently enjoys on its senior debt, and Global Funding will be required both (1)(i) to post collateral if the financial strength rating of Prudential Insurance falls below A- by Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies ("S&P") or A3 by Moody's Investors Service, Inc. ("Moody's"), and (ii) to assign the swap if the financial strength rating of Prudential Insurance falls below BBB by S&P or Baa2 by Moody's and (2)(i) to post collateral if the senior debt rating of Prudential Funding falls below A- by S&P or A3 by Moody's and (ii) to assign the swap if the senior debt rating of Prudential Funding falls below BBB by S&P or Baa2 by Moody's. Payments on the Securities will be supported by the collateral identified in the Term Sheet (the "Collateral") and the Securities will be structured substantially as described in the Term Sheet. Unless the context otherwise requires, capitalized terms used herein and not otherwise defined herein have the meanings provided in the Term Sheet.

Commitment Amount
-----------------

     The Commitment to issue the Policy is subject to the issuance of Securities in an aggregate principal amount not exceeding $1.75 billion (the "Commitment Amount") and not less than #1.2 billion by May 31, 2002. It is understood that Securities may be issued in an amount greater than the amount covered by the Policy, subject to the limitations provided in the

[LOGO] FSA
       Financial Security Assurance Inc.

preceding sentence, but that the Securities covered by the Policy shall be at least $1.2 billion. The Policy shall be substantially in the form attached hereto as Annex B (including the Endorsement No. 1 contained therein).

Conditions to Closing
---------------------

     The issuance of the Policy is subject to the satisfaction of each of the following conditions:

     1. The IHC Debt, the Policy and the Insurance and Indemnity Agreement are structured substantially in accordance with the terms and conditions set forth in the Term Sheet (except for such changes as are not materially adverse to FSA's interests or risk), final Credit Documents (as defined below) and opinions of counsel in form and substance reasonably satisfactory to FSA are executed and delivered and the conditions to closing set forth in the Term Sheet and the Credit Documents are satisfied and any required regulatory approvals are obtained without substantial modification to the transaction (except for such changes as are not materially adverse to FSA's interests or risk). It is understood that the conditions to closing set forth in the Credit Documents shall be substantially as set forth in the Term Sheet and herein, provided, however, that the Credit Documents may include other conditions to closing reasonably requested by FSA and not otherwise addressed by or inconsistent with the conditions to closing set forth in the Term Sheet and herein. We've reviewed the Term Sheet and based on our due diligence (including, but not limited to the Policyholder Information Booklet (Parts 1 and 2), and all other materials furnished to us by you or on your behalf) the terms reflected therein are satisfactory to FSA, and FSA further agrees that it will work with you and any reinsurers to the Policy in good faith to resolve any issues not contemplated by or discussed in the Term Sheet in a manner satisfactory to all relevant parties. Among the opinions which will be required at closing is a reasoned opinion from your counsel reasonably acceptable to FSA to the effect that a bankruptcy court would not order the substantive consolidation of Prudential Financial and the IHC, and such opinion will be no less strong than similar opinions given in a triple-A rated structured transaction. FSA acknowledges that its commitment is based solely on the information provided by you or on your behalf, and that in making its decision to commit FSA did not rely upon any information or representation made to it by your advisor Goldman Sachs & Co.

     2. Payment to FSA is made by or on behalf of the Issuer of: (i) the Premium then due and (ii) the other reimbursable expenses to the extent demanded.

     3. The representations of Prudential Holdings, LLC ("Holdings") set forth in the transaction documents will have been true and correct as of the closing date as if made at and as of such date (except to the extent not materially adversely affecting the interests and risks of FSA). Holdings will furnish or cause to be furnished to

[LOGO] FSA
       Financial Security Assurance Inc.

      FSA at the closing certificates of officers of Holdings as to the accuracy of such representations of Holdings and as to the performance by Holdings of all of its respective obligations hereunder, under the Insurance and Indemnity Agreement, the Indenture, the collateral trustee agreement and any other transaction documents material to FSA's interests and risks (the "Credit Documents"), in each case to the extent such obligations are to be performed on or prior to closing and as to the absence of any default. It is understood that any representations of Holdings set forth in the transaction documents addressing the issues addressed in the representations set forth in Annex F attached hereto or in the preliminary draft of the Insurance and Indemnity Agreement provided to you prior to the execution of this Commitment Letter (the "Representations") shall be substantially in the form set forth therein, and it is further understood that the transaction documents may include other representations of Holdings reasonably requested by FSA and not otherwise already addressed by or inconsistent with the Representations.

  4. The financial strength of Prudential Insurance shall not be rated below "A" by S&P, or "A3" by Moody's, and the senior debt of Prudential Financial, Inc. shall not be rated below "BBB+" by S&P or "Baal" by Moody's.

  5. Each of S&P and Moody's rates the IHC Debt as at least A-/A3 (without reference to the benefit to be afforded by the Policy or by coverage of any reinsurers).

  6. A list of each of the assets included in the Surplus and Related Assets shall have been provided to FSA immediately prior to the issuance of the Policy and such list shall be substantially as described in the Term Sheet.

  7. Other than as disclosed to FSA in the disclosure letter attached hereto as Annex C, there shall have been no change to the business, assets or financial condition of the Closed Block as defined in the Term Sheet from the descriptions thereof (including pro forma financial information) contained in Prudential Financial, Inc.'s S-1 registration statement filed with the SEC on April 25, 2001 (as filed on such date, the "S-1 Registration Statement") which materially adversely affects the FSA's interests or risk.

  8. Reinsurance from reinsurers acceptable to FSA, and in single risk amounts and under reinsurance agreements acceptable to FSA from each such reinsurer, is in place with respect to 100% of FSA's exposure under the Policy other than a $75,000,000 portion of the Securities covered by the Policy which will not be reinsured. FSA confirms that the reinsurers listed on Annex D attached hereto are acceptable at the levels and ratings specified therein, subject to acceptable reinsurance agreements and guarantees from the relevant companies in the group specified on Annex D, and subject to the additional conditions, if any, specified in Annex D.

[LOGO] FSA
       Financial Security Assurance Inc.

    9. Destacking occurs as contemplated in the Term Sheet with respect to at least the entities specified on Annex E attached hereto.

Fees and Expenses
-----------------

    Commitment Fee. FSA shall be paid by you an aggregate commitment fee (the
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"Commitment Fee") of $1,500,000, $750,000 of which shall be paid in immediately available funds upon the execution by you of this Commitment, and $750,000 of which (the "Contingent Commitment Amount") shall be paid upon conformation that reinsurance commitments have been obtained covering Securities in an amount equal to 1,125,000,000. The Commitment Fee will not be refundable under any circumstance, except that (a) if the transaction fails to close with the benefit of the Policy as a result of a breach by FSA of its obligations under this Commitment, then the Commitment Fee will be refundable to you, without interest, and (b) the Commitment Fee will be applied against the premium due at and after Closing, if the transaction contemplated by the Term Sheet closes with the benefit of the Policy. In the case of (a) above, it is understood that the refund of any portion of the Commitment Fee shall not affect your right to pursue any other remedies against FSA available to you under applicable law. It is further understood that the Issuer has no obligation to issue the Securities or to purchase the Policy and may, at any time prior to the issuance of the policy and upon written notice to FSA, revoke and cancel this Commitment (it is understood that any such revocation will not discharge your obligation to reimburse FSA's expenses as provided below or to pay the Contingent Commitment Amount upon the satisfaction of the contingency prior to FSA's receipt of such notice of revocation). FSA will use its best efforts to agree upon the form of reinsurance agreement with the Prudential Reinsurers (as defined below) as soon as practicable, it being understood that provisions relating to control rights will depend on the precise mix of reinsurers and their commitment levels.

    Premium. FSA will charge a gross premium for insuring the Securities. FSA
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will be responsible for remitting the reinsurers their share of the gross premium. The gross premium will be determined as follows:

    (a) with respect to that portion of the transaction reinsured by reinsurance provided by the reinsurers listed in Annex D attached hereto (the "Prudential Reinsurers"), the gross premium will be 20 basis points per annum plus the reinsurance premium you have negotiated with the Prudential Reinsurers (not to be less than 70 basis points), all expressed in terms of basis points per annum applied to the outstanding principal amount of the Securities.

    (b) with respect to that portion of the transaction not reinsured by the Prudential Reinsurers, the gross premium will be 25 basis points per annum plus the weighted average reinsurance premium you have negotiated with Prudential Reinsurers (but in no event less than 95 basis points per annum), all expressed in terms of basis points per annum applied to the outstanding principal amount of the Securities.

    FSA's ceding commission on all reinsurance will be determined as follows:

[LOGO] FSA
       Financial Security Assurance Inc.

    (a) with respect to that portion of the transaction reinsured by Prudential Reinsurers (such portion, the "Prudential Reinsurance Portion"), FSA's ceding commission will be 20 basis points per annum.

    (b) with respect to that portion of the transaction reinsured by reinsurers other than the Prudential Reinsurers (such portion, the "FSA Reinsurance Portion"), FSA's ceding commission will be FSA's customary ceding commission (generally 30 - 35% of the gross premium) or a ceding commission otherwise negotiated with the relevant reinsurer. It is understood that no variations in the ceding commissions on the FSA Reinsurance Portion will affect the gross premium payable by you, which shall be calculated as provided above.

    For example, if the net premium due to Prudential Reinsurers is priced at 70 basis points per annum, then (a) in the case of the Prudential Reinsurance Portion, the gross premium would be 90 basis points per annum and the ceding commission to FSA would be 20 basis points per annum and (b) in the case of FSA Reinsurance Portion, the gross premium would be 95 basis points per annum and the ceding commission to FSA would be FSA's customary ceding commission (generally 30 - 35% of the gross premium).

    The gross premium will be due annually and will be calculated in advance based upon the outstanding principal balance of the Securities at the beginning of such year, with the applicable principal amount being multiplied by the gross premium rate. The payment of the annual gross premium will be payable simultaneously and ratably with the scheduled interest payments on the Securities. It is understood, however, that the full annual gross premium will be due in full in the event the Securities are called for whatever reason in the course of the relevant year. In the event the Securities are called prior to their final stated maturity other than in the event the call is made pursuant to clauses (i), (ii), or (iii) under "Issuer Redemption" set forth in the Term Sheet, you will owe FSA the full call premium payable to FSA and you will also owe a proportionate amount to the FSA Reinsurers, all as set out in the Term Sheet.

    All premiums will be paid in immediately available funds.

    The transaction documents will also provide for a Premium Supplement, which will become payable in the event of the downgrade of the financial strength rating of Prudential Insurance below "A-" by S&P or "Baa1" by Moody's or the occurence of an Event of Default. The Premium Supplement will be five basis points per annum and will be chargeable only so long as the financial strength rating of Prudential Insurance continues to be below "A-" or "Baa1" or the Event of Default continues and is not waived or cured.

    Expenses. In addition to all other amounts payable by you to FSA in
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accordance with the terms of this Commitment, you will also pay or reimburse FSA on demand for (a) the reasonable fees and expenses of its counsel, (b) the fees of the rating agencies with respect to evaluating the transaction and rating the securities, (c) the fees and expenses of its accountants in connection with any review of offering documents for the Securities, up to a maximum of $8,000, and
(d) other reasonable out of pocket expenses incurred in connection with evaluating and executing the

[LOGO] FSA
       Financial Security Assurance Inc.

transaction. Other than FSA's outside counsel, Cravath, Swaine & Moore, and its regular accountants, PricewaterhouseCoopers (but subject, in the case of PricewaterhouseCoopers, to the dollar limit contained in clause (c) above), FSA will consult with you prior to hiring any service providers or incurring any out of pocket expenses in excess of $25,000, providing where reasonably practicable the identity of the third party to be hired, a description of the services to be rendered and an estimate of the fees to be charged or the reason for the incurrence of the out of pocket expenses. FSA will require Cravath, Swaine & Moore to provide to Holdings, on a monthly basis, a summary of the activities undertaken on behalf of FSA during such month and an estimate of the fees and expenses to be charged in respect of such activities (to the extent that such summary would not breach FSA's rights of client confidentiality). FSA agrees to work with Holdings in good faith to address any concerns that may arise from the substance or the manner of its outside counsel's representation, and will use its best efforts to minimize any unnecessary or wasteful work on the part of its counsel.

Confidentiality
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        The parties hereto confirm and ratify the Confidentiality Agreement dated February 27, 2001, the provisions of which shall continue in full force and effect as if contained herein. FSA agrees that this letter and the definitive transaction documents may be included in the public filings made by Prudential Financial, Inc. with the Securities and Exchange Commission.

Acceptance of Commitment
------------------------

        To accept this Commitment, please countersign this Commitment in the space provided below and return it to FSA together with your wire transfer of funds in accordance with the following wire instructions to FSA in the amount of $750,000. Wire transfers to FSA shall be made with the following details specifically stated on the wire instructions:

                Bank: The Bank of New York
                ABA Number: 021 000 018
                For the account of: Financial Security Assurance Inc. Account Number: 8900297263
                Prudential Closed Block Debt Transaction Commitment Fee

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

This Commitment will expire one week from the date hereof unless, prior to such date, there shall have been delivered to FSA (i) a copy of this Commitment, manually signed on your behalf, and (ii) payment in full of the amounts due hereunder upon execution hereof as provided herein. Upon execution, this Commitment will supercede all prior agreements between you and FSA (except for the Confidentiality Agreement, which shall continue in effect as provided above) and all such prior agreements shall be null and void and without effect:

                                       Very truly yours,

                                       FINANCIAL SECURITY ASSURANCE INC.

                                       BY:  /S/ Russell B. Brewer
                                          -----------------------------
                                                Authorized Officer

This Commitment is accepted as of this 31 day of July, 2001
                                       --        ----


THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


BY:  /S/ C. Edward Chaplin
   -------------------------

Name:  C. Edward Chaplin
     -----------------------

Title: Senior Vice President & Treasurer
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